BAR HARBOR BANKSHARES
82 Main Street
Bar Harbor, ME

March 17, 2008

Dear Shareholder:

The 2008 Annual Meeting of Bar Harbor Bankshares will be held at 11:00 a.m. EDT on Tuesday, May 20, 2008, at the Bar Harbor Club located at 111 West Street in Bar Harbor, Maine. Our directors and officers join me in inviting you to attend this meeting and the reception following.

Enclosed are the Clerk’s official Notice of Annual Meeting, a Proxy Statement, and the Form of Proxy. Please sign the Form of Proxy and return it in the envelope provided so that your shares will be voted at the Annual Meeting if you are unable to attend. Please also complete the reception postcard and mail it separately from the Form of Proxy if you will be attending the reception.

We look forward to seeing you on May 20th. Please join us for the reception even if you are unable to attend the business meeting.

Very truly yours,

/s/Joseph M. Murphy

Joseph M. Murphy
President and
Chief Executive Officer

Enclosures

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY

Each Shareholder is urged to fill in, date and sign the enclosed Form of Proxy and mail it in the envelope provided.

A Shareholder who executes this Form of Proxy may, prior to its use, revoke it by written instrument, by a subsequently executed Form of Proxy or, if attending the Annual Meeting of Shareholders, by notifying the Clerk or by giving notice at the Annual Meeting.

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BAR HARBOR BANKSHARES

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2008

Notice is hereby given that the Annual Meeting of the Shareholders of Bar Harbor Bankshares will be held at the Bar Harbor Club at 111 West Street in Bar Harbor, Maine, on Tuesday, May 20, 2008, at 11:00 a.m. EDT to consider and act upon the following proposals:

  To elect fourteen [14] persons to serve as directors for a term of one year.
  To set the number of directors for the ensuing year at fourteen [14].
  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Shareholders of record as of the close of business on March 24, 2008, will be entitled to notice of and to vote at the meeting.

The Board of Directors unanimously recommends that you vote "FOR" each of the fourteen [14] director-nominees as directors on the Company’s Board of Directors and "FOR" setting the number of directors for the ensuing year at fourteen [14].

The Board of Directors requests that you complete, sign, and date the enclosed Proxy Card and mail it promptly in the enclosed postage-paid envelope. Any proxy that you deliver may be revoked prior to the Annual Shareholder Meeting, in writing, delivered to the Company, Attention: Marsha C. Sawyer, Clerk, 82 Main Street, Bar Harbor, Maine 04609, stating that your proxy is revoked or by delivering a subsequently dated proxy. Shareholders of record of the Company’s common stock who attend the Annual Shareholder Meeting may vote in person, even if they have previously delivered a signed Proxy Card.

By Order of the Board of Directors

/s/Marsha C. Sawyer

Marsha C. Sawyer, Clerk

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BAR HARBOR BANKSHARES
82 Main Street
Bar Harbor, ME

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, MAY 20, 2008

PROXY STATEMENT

            This Proxy Statement is furnished to the Shareholders of Bar Harbor Bankshares (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Shareholders (the "Meeting"). The Meeting will be held on Tuesday, May 20, 2008, at 11:00 a.m. EDT at the Bar Harbor Club located at 111 West Street in Bar Harbor, Maine. The official Notice of the Annual Meeting of Shareholders accompanies this Statement. A Form of Proxy for use at the meeting and a return envelope for the proxy are enclosed. A Shareholder who executes the proxy may, prior to its use, revoke it by written instrument, by a subsequently executed proxy or, if attending the Meeting, by notifying the Clerk or by giving notice at the Meeting. This Proxy Statement and the enclosed Form of Proxy will be mailed to the Shareholders of the Company on or about April 7, 2008.

Proxies are being solicited by the Board of Directors of the Company, (the "Board"), principally through the mail. The Board of Directors and Management of the Company may also solicit proxies personally, or by telephone, e-mail, or facsimile transmission. The entire expense of solicitation, including costs of preparing, assembling, and mailing the proxy material will be borne by the Company. These expenses are not expected to exceed the amount normally expended for an annual meeting at which directors will be elected.

Unless contrary instructions are specified, if the enclosed proxy is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock of the Company represented thereby will be voted (1) FOR the election of the fourteen [14] persons nominated as directors by the Board of Directors for a term of one year, (2) FOR setting the number of directors at fourteen [14], and (3) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Shareholders of record as of the close of business on March 24, 2008, (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. Each share of Company common stock issued and outstanding is entitled to one vote upon each matter presented at the Meeting. Only Shareholders of record at the close of business on the Record Date are entitled to vote at the Meeting. The presence at the Meeting, either in person or by proxy, of the holders of not less than a majority of the shares entitled to vote at any meeting will constitute a quorum. If a quorum is present at the Annual Meeting, action may be taken on any matter considered by the holders of a majority of the shares present and voting. The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not for purposes of voting with respect to determining the approval of any matter submitted to the Shareholders for a vote. Shareholders who are present will have an opportunity to vote on each matter properly brought before the Meeting. If a broker indicates on the Proxy Card that it does not have discretionary authority as to certain shares to vote on a particular matter those shares will be considered as present for purposes of determining a quorum, but not for purpose of voting with respect to that matter.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

            As of March 3, 2008, the Company had outstanding 2,978,491 shares of its common stock (the "Common Stock"), par value $2 per share.

            The following table sets forth information with respect to the beneficial owner of the Company’s Common Stock as of February 15, 2008, by: (i) each person or entity known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock, (ii) each current director-nominee for director on the Company’s Board of Directors, (iii) the Company’s named executive officers (as defined on page 17 of this Proxy under the heading "2007 Summary Compensation Table," and (iv) all executive officers and directors as a group.

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Name of Beneficial Owners	Title of Class	Amount of Beneficial Ownership[1]	Percent of Class

5% or more beneficial owners
John Sheldon Clark 1633 Broadway, 30th Floor New York, NY 10019	Common	162,156[2]	5.44%

Shufro Rose & Co., LLC 745 Fifth Avenue New York, NY 10151-2600	Common	214,850[3]	7.21%

Director- Nominees:
Robert C. Carter	Common	1,900[8]	*

Thomas A. Colwell	Common	5,633[8]	*

Jacquelyn S. Dearborn	Common	1,745[8]	*

Peter Dodge	Common	4,760[8]	*

Martha T. Dudman	Common	2,218[8]	*

Lauri E. Fernald	Common	1,000[8]	*

Gregg S. Hannah	Common	500[8]	*

Clyde H. Lewis	Common	1,733[4,8]	*

Joseph M. Murphy	Common	111,736[8,9]	3.75%

Robert M. Phillips	Common	2,000[5,8]	*

Constance C. Shea	Common	1,300[8]	*

Kenneth E. Smith	Common	1,421[6,8]	*

Scott G. Toothaker	Common	750[7,8]	*

David B. Woodside	Common	1,000[8]	*

Named Executive Officers:
Joseph M. Murphy	Share data set forth above in this table	Share data set forth above in this table	Share data set forth above in this table

Michael W. Bonsey	Common	9,831[9]	*

Gregory W. Dalton	Common	5,005[9]	*

Daniel A. Hurley, III	Common	7,464[9]	*

Stephen M. Leackfeldt	Common	7,745[9]	*

Gerald Shencavitz	Common	15,393[9]	*

Total Ownership of all director-nominees, named executive officers, and specified Trust shares of the Company as a group (nineteen [19] persons)		590,940[10]	19.84%

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1The number of shares beneficially owned by the persons set forth above is determined under the rules of Section 13 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an individual is considered to beneficially own any shares of Common Stock if he or she directly or indirectly has or shares, (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. All individual holdings amounting to less than 1% of issued and outstanding Common Stock are marked with an (*).

2Includes 2,000 shares beneficially owned by Mr. Clark’s spouse over which Mr. Clark has shared voting and dispositive powers. This figure also includes 84,566 shares held by trusts for which Mr. Clark serves as the sole trustee.

3Includes 7,500 shares with sole voting power and dispositive power over all 214,850 shares.

4Includes 1,175 shares held joint with Mr. Lewis’ wife.

5Includes 500 shares over which voting and dispositive power are shared jointly with Mr. Phillips’ spouse.

6Includes 780 shares owned jointly with Mr. Smith’s spouse.

7Includes 250 shares jointly owned with Mr. Toothaker’s minor children.

8Ownership figures for directors- nominees include 500 director-qualifying shares owned by each person indicated.

9Includes shares over which present executives have voting power under the Company’s 401(k) Plan and options to purchase shares of common stock granted pursuant to the Company stock option plan which are exercisable within 60 days of March 3, 2008, as follows:
Name	401K	Exercisable Options
Joseph M. Murphy	21,236	90,000
Michael W. Bonsey	631	8,770
Gregory W. Dalton	N/A	5,005
Daniel A. Hurley, III	1,144	5,120
Stephen M. Leackfeldt	N/A	7,645
Gerald Shencavitz	2,309	13,084

10Total beneficial ownership includes, 30,800 shares (1.03%) of the Common Stock held by two trusts, which, for purposes of voting, are allocated equally among the directors present at the Annual Meeting under the terms of the respective trust instruments. No director has any other beneficial interest in these shares. These trusts are denominated for purposes of this Proxy Statement as the "Parker Trust" and the "Lynam Trust".

The Parker Trust was established in 1955 in perpetuity. Bar Harbor Trust Services, the Company’s second tier non-depository trust services company located in Ellsworth, Maine, is the sole Trustee, with full powers, of this trust benefiting the Mt. Heights Cemetery in Southwest Harbor, Maine.

The Lynam Trust was established in 1942 in perpetuity to benefit four named non-profit entities and to provide scholarships to graduates of Mount Desert Island High School. Bar Harbor Trust Services is the sole Trustee, with full powers, and administers the trust with the assistance of an established Scholarship Committee made up of members of the Bar Harbor Bankshares Board of Directors and one community representative.

The information provided is based on the records of the Company and on information furnished by the persons listed.

The Company is not aware of any arrangement that could at a subsequent date result in a change in control of the Company.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors, and persons who own more than 5% of a registered class of the Company’s equity securities (collectively "Section 16 Persons") to file initial reports of ownership and reports of changes of ownership with the U. S. Securities and Exchange Commission (the "Commission") and the American Stock Exchange ("AMEX"). Section 16 Persons are required by the Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of such reports provided to the Company and written representatives, all reports were filed timely and as required except for:

On August 17, 2007, Mrs. Constance Shea purchased 100 shares of Company common stock for which timely reporting did not occur. On August 22, 2007, a Form 4 was filed reflecting her correct ownership.

On May 9, 2007, Ms. Lauri Fernald purchased 400 shares of Company common stock for which only the purchase of 225 were reported on a timely basis. On February 5, 2008 an amended Form 4 was filed to reflect her correct ownership.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Nominees:

Proposal I – Election of Directors

At the Annual Meeting of Shareholders, fourteen [14] director-nominees will stand for re-election to serve until the 2009 Annual Meeting of Shareholders and until each director’s successor is elected and qualified. The Company’s Bylaws were amended in November, 2007 to provide for the annual election of all directors. Each director-nominee has consented to serve and to the use of his or her name in this Proxy. All fourteen [14] of the director-nominees currently serve on the Board of the Company.

The Board has determined the majority of director-nominees are "independent directors" as required in accordance with applicable laws, regulations, and AMEX listing requirements. The exception is director-nominee Murphy, who serves as President and Chief Executive Officer of the Company. Mr. Murphy does not serve as a voting member of the Audit, Compensation and Human Resources, or Governance Committees.

Proxies will be voted, unless authority to do so is expressly withheld, in favor of the fourteen [14] director-nominees. The Board of Directors recommends voting "FOR" the election of each nominee as a director of the Company.

Proposal II – Setting the Number of Directors to Fourteen [14]

The Company’s Board of Directors currently consists of fourteen [14] members. The Board of Directors recommends the number of Company directors for the coming year be set at fourteen [14]. The Bylaws of the Company provide for no fewer than nine [9] or more than twenty-seven [27] directors, with directors serving annual terms. The Board of Directors recommends that you vote "FOR" setting the number of directors for the ensuing year at fourteen [14].

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The following table sets forth for each director-nominee for election, their name, age as of March 24, 2008, and positions with the Company or its subsidiaries, Bar Harbor Bank &Trust ("BHBT") and Bar Harbor Trust Services ("BHTS") for purposes of the next two tables.
DIRECTOR- NOMINEES FOR RE-ELECTION Terms to Expire in 2009 Name	Age	Year First Elected Director	Current Term to Expire	Position with the Company	Positions with Subsidiaries

Thomas A. Colwell	63	1991	2008	Chairman and Director	Director, BHBT since 1991. Director, BHTS since 2004.
Robert C. Carter	64	2003[1]	2008	Director	Director, BHBT since 1996. Director, BHTS since 2004.
Jacquelyn S. Dearborn	55	2006	2008	Director	Director, BHBT since 2006. Director, BHTS since 2006.
Peter Dodge	64	2003[2]	2008	Director	Director, BHBT since 1987.
Martha T. Dudman	56	2003	2008	Director	Director, BHBT since 2003. Director, BHTS since 2003.
Lauri E. Fernald	46	2005	2008	Director	Director, BHBT since 2005.
Gregg S. Hannah	65	2006	2008	Director	Director, BHBT since 2006. Director, BHTS since 2006.
Clyde H. Lewis	63	2005	2008	Director	Director, BHBT since 2005.
Joseph M. Murphy	65	2002	2008	Director President and Chief Executive Officer	Chairperson and Director, BHBT since 2002. Chief Executive Officer of BHBT since 2003. President, BHBT since February, 2005. Director, BHTS since 2002
Robert M. Phillips	66	2003[3]	2008	Director	Director, BHBT since 1993. Director, BHTS from 2000 through 2004.
Constance C. Shea	63	2003	2008	Director	Director, BHBT since 2001.
Kenneth E. Smith	54	2004	2008	Director	Director, BHBT since 2004. Director, BHTS since 2004.
Scott G. Toothaker	45	2003	2008	Director	Director, BHBT since 2003.
David B. Woodside	56	2003	2008	Director	Director, BHBT since 2003.

1Robert Carter served as a director of the Company from 1996 through 2000 and then again from 2003 to present.
2Peter Dodge served as a director of the Company from 1987 through 2000 and then again from 2003 to present.
3Robert Phillips served as a director of the Company from 1993 through 2000 and then again from 2003 to present.

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Executive Officers:

Set forth below is a list of the Company’s executive officers, including their ages as of March 24, 2008, and positions with the Company and its subsidiaries, Bar Harbor Bank & Trust ("BHBT") and Bar Harbor Trust Services ("BHTS") as of the Record Date:
Name	Age	Year First Elected As Officer	Position with the Company	Positions with Subsidiaries

Joseph M. Murphy	65	2002	Director, President and Chief Executive Officer	Chairperson and Director, BHBT since 2002. Chief Executive Officer, BHBT since 2003. President, BHBT since February 2005. Director, BHTS since 2002.

Gerald Shencavitz	54	1998	Executive Vice President Chief Financial Officer and Treasurer

Executive Vice President, Chief Financial Officer, and Chief Operating Officer since December, 2007 of BHBT
Chief Financial Officer, Senior Vice President, and Chief Operating Officer from 2001 through December 2007 for BHBT

Treasurer, BHTS since June 2001.

Michael W. Bonsey	43	2001	N/A	Senior Vice President of BHBT since 2001.

Gregory W. Dalton	48	2000	N/A	Senior Vice President of BHBT since 2000.

Daniel A. Hurley III	55	2004	N/A	President of BHTS and Senior Vice President of BHBT since 2004.

Stephen M. Leackfeldt	51	2001	N/A	Senior Vice President of BHBT since 2001.

The Bylaws of the Company provide that the executive officers be elected annually by the Board of Directors and that the President and Chief Executive Officer, Chairperson of the Board, Treasurer, and Clerk shall serve at the pleasure of the Board and until their successors have been chosen and qualified. All other officers serve at the pleasure of the Chief Executive Officer. There are no arrangements or understanding between any of the directors, executive officers, or any other persons pursuant to which the above directors have been selected as directors or any of the above officers have been selected as officers. There are no "family relationships" as defined by the Commission, between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

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Business Experience

The principal occupation and business experience for at least the last five [5] years for each director, nominee, and executive officer is set forth below. None of the organizations discussed below, except for Bar Harbor Bank & Trust and Bar Harbor Trust Services, are affiliated with the Company.

Directors and Nominees:

Robert C. Carter. Mr. Carter resides in Machias, Maine, is now retired and is the former owner of the Machias Motor Inn, Machias, Maine. He presently operates Carter Enterprises, a rental management business also located in Machias, Maine.

Thomas A. Colwell. Mr. Colwell resides in Deer Isle, Maine. Mr. Colwell is the former President of Colwell Bros. Inc. (lobster pounding) and retired from that position as of December 31, 2006.

Jacquelyn S. Dearborn. Mrs. Dearborn resides in Holden, Maine, and serves as a mediator for the Ellsworth and Bangor court systems. Mrs. Dearborn is also employed as Treasurer of the law office of Joel A. Dearborn Sr. Esq., PA located in Brewer, Maine, and President of C. K. Foster, Co., Inc. located in Ellsworth, Maine.

Peter Dodge. Mr. Dodge resides in Blue Hill, Maine, and is President, Insurance Agent, and majority owner of Peter Dodge Agency d/b/a Merle B. Grindle Agency, John R. Crooker Agency, and The Endicott Agency, providing insurance services from locations in Blue Hill, Bucksport, and Castine, Maine.

Martha T. Dudman. Ms. Dudman resides in Northeast Harbor, Maine, and is an author and President of Dudman Communications Corporation.

Lauri E. Fernald. Ms. Fernald resides in Mount Desert, Maine, and is a Funeral Director, Assistant Treasurer, and an owner in Jordan-Fernald headquartered in Mount Desert, Maine. She is also Managing Partner of Jordan Family Properties LLC and L. E. Fernald LLC, operating as real estate holding companies.

Gregg S. Hannah. Mr. Hannah resides in Surry, Maine, and formerly served as Secretary and Treasurer of Hannah & Associates Inc., a marketing consulting firm. He is a past Associate Professor of Business Management at Nichols College in Dudley, Massachusetts.

Clyde H. Lewis. Mr. Lewis resides in Sullivan, Maine, and is Vice President, General Manager, and an owner of Morrison Chevrolet Inc., of Ellsworth, Maine.

Joseph M. Murphy. Mr. Murphy resides in Mount Desert, Maine, and is President and Chief Executive Officer of Bar Harbor Bankshares and Bar Harbor Bank & Trust, and until its dissolution in 2004, President of BTI Financial Group.

Robert M. Phillips. Mr. Phillips resides in Sullivan, Maine, and is a former consultant for Cherryfield Foods, Maine Wild Blueberry, and Oxford Foods, food processors with locations in Washington County, Maine. Mr. Phillips serves as a consultant for the Wild Blueberry Association of North America and the Maine Wild Blueberry Commission.

Constance C. Shea. Mrs. Shea resides in Mount Desert, Maine, and is a Real Estate Broker and a former owner in Sylvia Shea Inc. d/b/a Lynam Real Estate Agency, Bar Harbor, Maine. Mrs. Shea is also the owner of a commercial real estate property located in Bar Harbor, Maine.

Kenneth E. Smith. Mr. Smith resides in Bar Harbor, Maine, and has been owner and Innkeeper of Manor House Inn since 2003 and former owner of Wonder View Inn, both lodging facilities located in Bar Harbor, Maine.

Scott G. Toothaker. Mr. Toothaker resides in Ellsworth, Maine, and is Principal and Vice President of Melanson Heath & Co., PC, a CPA firm with an office located in Ellsworth, Maine.

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David B. Woodside. Mr. Woodside resides in Bar Harbor, Maine, and is President and General Manager of Acadia Corporation, a corporation operating restaurants and retail shops located in Acadia National Park and Bar Harbor, Maine.

Executive Officers:

Joseph M. Murphy. For a summary of Mr. Murphy’s business experience, refer to the Directors Nominee section immediately above.

Michael W. Bonsey. Mr. Bonsey resides in Bar Harbor, Maine, and has served as Senior Vice President of Credit Administration of Bar Harbor Bank & Trust since December, 2001. Mr. Bonsey served as Vice President of Credit Administration from 2000 through December, 2001.

Gregory W. Dalton. Mr. Dalton resides in Mount Desert, Maine, and has served as Senior Vice President of Business Banking of Bar Harbor Bank & Trust since 2000. He is also an owner in both the Bar Harbor Jam Co. and its real estate holding company, Blueberry Partners LLC, located in Bar Harbor, Maine.

Daniel A. Hurley III. Mr. Hurley resides in Ellsworth, Maine, and has served as President of Bar Harbor Trust Services and Senior Vice President of Bar Harbor Bank & Trust since August of 2004. He was formerly Vice President and Senior Trust Officer at Essex Savings Bank.

Stephen M. Leackfeldt. Mr. Leackfeldt resides in Harrington, Maine, and has served as Senior Vice President of Retail Banking and Consumer Lending of Bar Harbor Bank & Trust since 2001. He is also the owner of State Cinemas located in Calais, Maine.

Gerald Shencavitz. Mr. Shencavitz resides in Mount Desert, Maine, and served as Executive Vice President, Chief Financial Officer, and Treasurer of the Company since December, 2007. Prior to his promotion in December 2007, he served as Chief Financial Officer and Treasurer of the Company since June 2001. Mr. Shencavitz served as Executive President, Chief Financial Officer, and Chief Operating Officer of Bar Harbor Bank & Trust following his promotion in December, 2007. He was Chief Financial Officer, Senior Vice President and Chief Operating Officer of Bar Harbor Bank & Trust between 2001 and  December, 2007. Mr. Shencavitz has also served as Treasurer of Bar Harbor Trust Services since 2001.

CORPORATE GOVERNANCE

Board of Directors:

A Board of Directors comprised of fourteen [14] members managed the Company during 2007. A majority of the Board of Directors meets the independence standards established by AMEX. The Board has determined that all the named director-nominees listed in this Proxy, with the exception of Mr. Murphy, meet applicable independence standards established by AMEX. The Board of Directors of the Company held a total of eleven [11] regular meetings, one special meeting, and one [1] annual meeting during 2007. The Bylaws of the Company provide for a minimum of quarterly meetings. Each director attended at least 75% of the total number of board and committee meetings that he or she was eligible to attend.

The Board encourages, but does not require, each director to attend its Annual Meeting. All but one of the Board’s members attended the 2007 Annual Meeting.

Committees:

The Board of Directors has a standing Audit Committee, Executive Committee, Governance Committee, and Compensation and Human Resources Committee.

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Executive Committee

            The Bylaws of the Company provide that after each Annual Meeting of Shareholder’s, the Board shall designate from among its members an Executive Committee with the authority to exercise all the powers of the Board of Directors in regard to ordinary operations of the business of the Company when the Board is not in session, subject to any specific vote of the Board. The Executive Committee for 2007 included directors Colwell, Dodge, Dudman, Murphy, Phillips, Shea, and Toothaker. Mr. Colwell serves as Chairperson. The Executive Committee held three [3] meetings in 2007.

Audit Committee

            The members of the Audit Committee included directors Toothaker, Dudman, Fernald, Hannah, Smith, and Woodside. Mr. Toothaker serves as Chairperson of the Committee. The Audit Committee met four [4] times during 2007. See Appendix A for Report of Audit Committee. The Audit Committee has a written charter, which may be viewed on the Company’s general website at www.BHBT.com.

            The Company’s Board has determined that the Audit Committee is composed of independent directors, in accordance with applicable AMEX listing requirements and Rule 10A-3(b)(1) under the Exchange Act. The Audit Committee operates under a written charter, which has been adopted by the Audit Committee and the Company Board. Audit Committee members do not accept any consulting, advisory, or other compensatory fees (except directors fees) and are not affiliated with the Company (except as a director) or any of its subsidiaries. The Board of Directors has determined that the Company has at least one "audit committee financial expert" serving on its Audit Committee. Mr. Scott G. Toothaker, CPA, meets the criteria for an "audit committee financial expert" and is "independent" within the meaning of the rules adopted by the AMEX pursuant to the Sarbanes-Oxley Act of 2002.

            The Audit Committee has the sole authority to appoint and replace the Independent Registered Public Accounting Firm. The Audit Committee is responsible for the compensation and oversight of the Independent Registered Public Accounting Firm and this firm reports directly to the Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to (i) the financial information to be provided to Shareholders and the Commission; (ii) the review of quarterly financial statements; (iii) the system of financial controls management has established; and (iv) the internal audit, external audit, and loan review processes.

Governance Committee

            The Governance Committee for 2007 was comprised of directors Shea, Colwell, Dodge, Fernald, and Phillips. The Governance Committee met five [5] times during 2007. Mrs. Shea served as Chairperson of the Committee. The Company Board of Directors has determined that each member of the Governance Committee is independent for purposes of AMEX listing standards.

            The Governance Committee’s responsibilities include screening director candidates, recommending nominees to the full Board of Directors (including the slate of returning directors) to be elected each year, making recommendations concerning the size and composition of the Board of Directors, recommending Committee structure and membership, and sponsoring new director orientation and education. The Governance Committee has a written charter, which may be viewed on the Company’s general website at www.BHBT.com.

            The Governance Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominee recommendations made by directors, management, and shareholders. To date the Governance Committee has not engaged any third parties to assist it in identifying candidates for the Board of Directors. The Governance Committee considers among other things the background, business and professional experience (including any requisite financial expertise or other special qualifications), current employment, community service, and other board service of its director-nominees, as well as racial, ethnic, and gender diversity of the Board as a whole. The Governance Committee generally considers a candidate’s qualifications in light of these broad criteria as well as an assessment as to whether the candidate can make decisions on behalf of or while representing the Company in a manner consistent with its stated business goals and objectives. The Governance Committee will also consider the candidate’s "independent" status in accordance with applicable regulations and listing standards. The Governance Committee will consider nominees recommended by Shareholders. Any shareholder wishing to nominate a candidate for director must follow the procedures for submission of proposals set forth in the section of this Proxy Statement entitled "Nominations by shareholders."

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Compensation and Human Resources Committee

            The Compensation and Human Resources Committee reviews and considers recommendations from management, consultants, and directors concerning executive compensation policies, employee benefit plans, and salary administration programs, including reviewing annually the performance, total compensation, and recommended adjustments for all executive officers and the executive officers of the Company’s subsidiaries. The deliberations of the Compensation and Human Resources Committee are reported to the Board of Directors for review and approval. The Compensation and Human Resources Committee has a written charter, which may be viewed on the Company’s general website at www.BHBT.com.

            The Compensation and Human Resources Committee is comprised of Company directors Phillips, Dearborn, Dodge, Fernald, and Shea. Mr. Phillips serves as Chairperson of the Committee. The Company’s and Bank’s President and Chief Executive Officer, Mr. Murphy, serves on the Committee in a non-voting, ex-officio capacity, as does the Bank’s Human Resources Officer, Mrs. Marsha C. Sawyer. All voting members of the Compensation Committee are independent for purposes of AMEX listing standards. The Compensation and Human Resources Committee met eight [8] times during 2007.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

            In the paragraphs that follow, we will provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that we considered in making those decisions. Later in this Proxy Statement under the heading, "Executive Compensation" is a series of tables containing specific information about the compensation earned or paid in 2007 to the executives, whom we refer to as our named executive officers.

            The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objectives of the Company’s Compensation Program

            The objective of the Company’s compensation program is to attract, retain, motivate, and reward executives who contribute to our financial and operational success, which ultimately builds value for our shareholders. We believe that, in order to do this effectively, our program must:

  provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies and banks with whom we compete for talent directly link a significant portion of total compensation to the Company’s achievement of performance goals in a way that proportionally rewards higher performance levels provide significant upside opportunities for exceptional individual performance, which can result in differentiated compensation among executives based on performance, and closely align our executives’ interest with those of our shareholders by making stock-based incentives a core element of our executive’s compensation

Role of the Compensation Committee

The Compensation and Human Resources Committee (the "Committee") administers the Company’s executive compensation programs. The Committee recommends these programs to the Company’s Board of Directors for approval at least annually and more frequently, if circumstances warrant. These executive programs are intended to provide a variety of competitive compensation components including base salaries, traditional benefits,

(Page 13)

annual performance incentives, and retirement programs. In addition, the Company has sought to align the long-term interests of its executives with those of the shareholders by providing share-based incentives in the form of stock option grants.

Market and Comparative Data

            The Committee approves and recommends to the Board compensation programs it believes meets the Company’s ongoing need to attract, motivate, and retain talented and qualified executives who have the capacity to make a major contribution to the leadership and success of the Company. In fulfilling this requirement, the Committee has used a variety of consultants, employment attorneys, and third party providers of service as sources to assist in the establishment and implementation of its executive compensation programs. The Committee regularly reviews industry-standard compensation surveys provided by objective sources for state and regional perspectives. These resources primarily include the Financial Institutions Compensation and Benefit Survey for Northern New England and Salary.com’s.on-line surveys. In addition, the Committee reviews comparative salary and benefit information gleaned from some public filings of a peer group the Company established for financial results comparison (the "Company Peer Group"). The Committee believes these Company Peer Group filings disclose compensation programs of similarly situated executives in comparable institutions throughout Maine and the Northeast region and are a useful comparative tool for the Committee in establishing executive compensation programs and individual criteria. In 2007, the Company Peer Group was comprised of the following:

  Arrow Financial Corp (AROW)
  Bancorp Rhode Island ( BARI)
  Bridge Bancorp (BDGE)
  Camden National Corporation (CAC)
  First National Lincoln Corp (FNLC)
  Merchants Bankshares Inc/VT (MBVT)
  Northeast Bancorp ME (NBN)
  Slade’s Ferry Bancorp (SFBC)
  Union Bankshares /ME (UNBH)
  The Wilbur Corp (GIW)

The Committee also considers the relative scarcity of senior banking executive candidates in its immediate market area and the difficulties of recruiting out-of-market candidates to work in rural Maine. The Committee does not use any formal, fixed, or indexed criteria for establishing compensation levels for any of its executive officers. The Committee believes over time, the growth in total compensation provided to its executive officers should be more heavily weighted towards incentive compensation opportunities directly tied to corporate performance with less emphasis upon growth in base salaries.

Role of Executives in Establishing Compensation

            On an annual basis Mrs. Marsha C. Sawyer, the Senior Vice President of Human Resources, with the oversight of the Chief Executive Officer, provides the Committee with general information on executive officer compensation. The Committee then reviews, discusses, and considers this information and any recommendations. The Chief Executive Officer and the Senior Vice President of Human Resources generally attend Committee meetings but were not present for the executive sessions or for any discussion of their own compensation. Mrs. Sawyer assists in the administration of all executive compensation programs, prepares Committee and Board meeting materials and performs work as requested by the Committee, including the preparation of peer analyses. Mr. Murphy, the Company’s President & Chief Executive Officer, attends portions of the Committee’s meetings and makes recommendations on base salary, annual incentives, and equity compensation for executive officers who report to him. No changes occurred in 2007 with respect to this participation by the foregoing executive officers.

Compensation Consultants

            The Committee has occasionally utilized, and expects to utilize in the future, various outside consultants, actuaries, and employment attorneys to assist it in developing and implementing certain of the Company’s compensation program components, including its stock option program, Supplemental Executive Retirement Plan ("SERP"), and incentive compensation arrangements.

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            During 2007, Committee Chair Phillips met with several compensation consulting firm representatives and attended a multi-day conference sponsored by Bank Director Magazine, NASDAQ, and Institutional Shareholder Services specifically targeted at Bank Executive & Board Compensation best practices. In January, 2008, the Committee, under authority granted by its Charter, engaged Pearl Meyer & Partners to assist in a total review of the Company’s executive and director compensation packages. The scope of Pearl Meyer’s engagement includes:

  A comprehensive and competitive review of the Company’s total compensation arrangements including base salaries, equity and retirement programs for the Company’s CEO and its senior executives including the named executive officers
  A comprehensive review of the Company’s compensation program for its directors
  Recommending possible members for an expanded, appropriate Peer Company comparison group
  Assisting in the establishment an appropriate compensation mix and pay for performance plan based on the Company’s size, geographic location, and unique characteristics
  Developing short term and long term incentive programs for its executives to include thresholds, targets, and stretch goals tied to the Company’s strategic and long term financial plans
  Providing guidance in the Board’s development of a future CEO compensation package and its separate components as part of the Company’s long-term succession planning

Compensation Plan Components

            The Company’s executive compensation program is comprised of the following primary components: (a) base salaries and benefits, (b) annual incentive cash compensation programs, (c) long-term incentives in the form of stock option grants, and (d) retirement benefits:
(a)

Base Salary and Benefits. The executive compensation program provides base salaries and benefits, which include health and life insurance programs, a 401(k) retirement program, and vacation awards to compensate executive officers for capable performance of core duties and responsibilities associated with their positions. The Committee reviews base salaries annually in the context of the comparative industry information, as described above. The Committee also considers the specific contributions of the individual executive officer and the officer’s opportunity for professional growth, as well as market factors, when it sets and adjusts base salaries. In addition, the Committee considers the prevailing economic climate, the overall performance of the Company, and its most current business plan.

The Committee believes that the 2007 base salaries for named executive officers, Bonsey, Hurley, and Leackfeldt were conservatively adjusted within a nominal 1.60% to 2.00% range pending the selection and engagement of a consulting firm specializing in financial executive compensation programs. At the request of CEO Murphy, no adjustment was made to his base salary for 2007. The 2007 base salaries of two named executives, Dalton and Shencavitz, were initially adjusted by 2.00% and 2.68%, respectively, but further adjusted during the calendar year. Mr. Dalton’s base salary was increased to $117,106 (9.34%) in August, 2007 in recognition of strong functional performance and local pressure on market salaries for similar positions. Mr. Shencavitz’s base salary was increased in December, 2007 to $174,000 (13.47%) in recognition of his strong corporate contributions and his promotion to Executive Vice President.

(b)

Incentive Cash Compensation Program. During 2007, named executive officers, Messrs. Murphy, Shencavitz, Bonsey, Dalton, Hurley, and Leackfeldt participated in an annual cash incentive compensation plan with two tiers representing an opportunity for incentive payments. This plan was approved by the Company's Board of Directors in 2007, but was not reduced to a formal written plan, arrangement, or program. The first tier provided for a payment equal to the corporate payout to the majority of all staff based on the final net income of the Company for 2007. A second tier provided for a pool of funds of one-and a half times the percentage paid under the general corporate plan to be distributed among nine identified senior managers at the Board’s discretion based on performance, completion of strategic initiates, and functional results for 2007. Each named executive received 5% of their 2007 base salary under tier one and a pro-rata share of the second $83,850 discretionary pool distributed among the nine senior managers. The total distribution to named executive officers  represented 12.50% of their 2007 base earnings.

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The 2007 two tiered incentive program is detailed in the table immediately below. Line A represents the 2007 income threshold required to trigger any incentive payment to plan participants. The Company achieved the $7.154 million net income bolded on Line D, and payments were distributed accordingly to the named executive officers.

	2007 Net Income	Tier 1 General Incentive Payout as Percent of Salary	Tier 2 Percentage of Salary Contributed to Discretionary Pool for Senior Management	Dollars Contributed to Senior Management Discretionary Pool

A	$6,880,000 (Threshold)	3.00%	4.50%	$ 50,316
B	$7,017,000	4.00%	6.00%	$ 67,088
C	$7,085,000	4.50%	6.75%	$ 75,474
D	$7,154,000	5.00%	7.50%	$ 83,850
E	$7,223,000	5.50%	8.25%	$ 92,246
F	$7,292,000	6.00%	9.00%	$100,632

(c)

Stock Option Plan. Since adopting its Stock Option Plan in 2000, the Company has provided its officers and managers, including its named executive officers, with a share-based compensation component in the form of stock options. This compensation component is used to align the interest of the Company’s participating officers and managers, particularly its executive officers, with those of its Shareholders over a long-term horizon. The Company grants options upon date of hire or promotion for qualified individuals, and from time to time for special recognition. The Company awards all grants at the closing market price on the business day just prior to the enabling vote by the Company’s Board of Directors. The Board of Directors also sets the vesting schedule, which is typically over a period of three to seven years. During 2007, the Company granted 2,400 stock options to each of its named executive officers, with the exception of the CEO, upon the recommendation of the Chief Executive Officer in recognition of progress on long term strategic goals as a balance to the conservative 2007 base salary adjustments.

(d)

Benefits, Retirement and Post Termination Compensation Elements. The Company provides for all employees meeting minimum age and service requirements a qualified defined contribution 401(k) benefit retirement plan. In addition, the Company provides a nonqualified, noncontributory, defined-benefit, ("SERP") for certain highly compensated officers. Currently, the Chief Executive Officer and Executive Vice President/Chief Financial Officer are the only two named executive officers that participate in a SERP. The Company’s 401(k) plan has imbedded regulatory ceilings that limit the two most senior executives from deferring amounts sufficient to provide for a reasonable, final average salary retirement benefit. The Company utilizes its SERP plan as a vehicle to assist in funding the Chief Executive Officer’s and Executive Vice President/Chief Financial Officer’s total retirement program.

The Company also maintains change in control agreements for named executive officers Murphy, Shencavitz, Bonsey, Dalton and Hurley. The agreements provide for the payment of their salary and other specified benefits for a period of twelve to twenty-four months in the event of both a change of control of the Company and subsequent termination (or constructive termination) within set timeframes after a change of control, unless such termination was for cause. These specific payments and timeframes were established under the advice of a compensation consultant and employment attorney as representative of similar type agreements in the industry.

The Committee believes that the Company’s SERP plan and change in control agreements are advisable to provide a competitive total compensation plan to attract and retain the employment of named executive officers that are a party to the agreements.

Other Compensation and Benefits

            In addition to the foregoing, all executive officers of the company are entitled to participate in certain group health, dental, and term life insurance benefits. In accordance with Company policy, all such benefits are generally available to employees of the Company and its subsidiaries.

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Stock Ownership Guidelines

            While many of the Company’s executive officers have significant Company stock holdings, it does not have specific guidelines regarding stock ownership for its named executive officers.

Compliance with Internal Revenue Code Section 162(m)

            Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held companies to certain of their executive officers to $1 million per year, but contains an exception for performance based compensation. Although the Company  intends to maximize the deductibility of compensation paid to executive officers, it also intends to maintain the flexibility to take actions it considers to be in the Company’s best interest including, when circumstances are appropriate, to consider factors other than tax deductibility. The Committee’s objective is to structure executive compensation programs to maximize the deductibility of executive compensation under the Internal Revenue Code. The Committee reserves the right, however, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m). In 2007, no compensation was paid which exceeded the deductibility limit of $1 million.

Compensation Committee Report

            The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with members of management. Based on such review and discussion, the Compensation Committee recommended to the Board of Director members that the Compensation Discussion and Analysis be included in its Annual Report on Form 10-K and this Proxy Statement.

Robert M. Phillips, Chair
Jacquelyn S. Dearborn
Peter Dodge
Lauri E. Fernald
Constance C. Shea

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation for the years ended December 31, 2007 and 2006, received by the Company’s principal executive officer, principal financial officer, and four other most highly compensated executive officers (the "named executive officers"). The Company, or the subsidiary by which he was employed, paid compensation for each named executive officer.

Name and Principal Position	Year	Salary[1] ($)	Bonus ($)	Stock Awards ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compen-sation[4] ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph M. Murphy President and CEO of Bar Harbor Bankshares and Bar Harbor Bank & Trust	2007 2006	258,440 258,440	0 0	0 0	49,956 49,956	32,305 0	201,145 175,028	20,999 22,391	562,845 505,815
Gerald Shencavitz EVP, CFO and Treasurer of Bar Harbor Bankshares and EVP, CFO, and COO of Bar Harbor Bank & Trust	2007 2006	153,351 149,347	0 0	0 0	18,466 15,547	19,169 0	51,518 43,555	7,807 11,560	250,311 220,009
Michael W. Bonsey SVP, Credit Administration of Bar Harbor Bank & Trust	2007 2006	104,038 102,003	0 0	0 0	10,191 6,969	13,004 0	0 0	4,563 7,568	131,796 116,540
Gregory W. Dalton SVP, Business Banking of Bar Harbor Bank & Trust	2007 2006	111,343 105,007	0 0	0 0	8,841 4,847	13,918 0	0 0	5,092 7,925	139,194 117,779
Daniel A. Hurley III President of Bar Harbor Trust Services and SVP of Bar Harbor Bank & Trust	2007 2006	126,500 124,497	0 0	0 0	12,514 8,519	15,813 0	0 0	6,308 8,336	161,135 141,352
Stephen M. Leackfeldt SVP, Retail Banking of Bar Harbor Bank & Trust	2007 2006	111,680 109,494	0 0	0 0	10,191 6,969	13,960 0	0 0	5,386 7,634	141,217 124,097

1Included in base salary amounts disclosed above for each named executive officer are monies they deferred pursuant to the Company’s 401(k) Plan, which allows employees of the Company and its wholly owned subsidiaries to defer up to 50% of their compensation, subject to applicable limitations in section 401(k) of the Internal Revenue Code of 1986, as amended, and amounts deferred pursuant to the Company’s Section 125 Cafeteria plan providing health, life, and disability insurance benefits.

2Stock option awards were granted to five of the six named executive officers in 2007. Details of these awards are disclosed in the table entitled "Grants of Plan Based Awards—2007" (on page 21 of this Proxy).

The amounts included in the "Option Awards" column are the amounts of compensation cost recognized by the Company in fiscal 2007 related to stock option awards in prior fiscal years, as described in Financial Accounting Standards No. 123(R). For a discussion of valuation assumptions, see Note 13 to the Company’s 2007 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

3The amounts in this column reflect the changes in value of the Company’s nonqualified, noncontributory, defined-benefit supplemental executive retirement program between December 31, 2006, and December 31, 2007.

4Other Annual Compensation includes match and contribution amounts into the Company’s 401(k) plan in the same formula and schedule as available to all other employees and imputed life insurance amounts on group term insurance in excess of the allowable $50,000, non-taxable IRS limit.

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The named executive officers participate in certain group life, health, disability insurance, and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to all employees and do not discriminate in scope, terms, and operation.

	Year	All Other Compensation Detail
Name		Employer 401(k) Contribution Match and Contribution ($)	Club Dues ($)	Spousal Travel ($)	Imputed Life Insurance ($)	Other[1] ($)	TOTAL ($)
Joseph M. Murphy	2007 2006	9,145 16,176	925 895	1,111 1,116	6,858 1,629	2,960 2,575	20,999 22,391
Gerald Shencavitz	2007 2006	6,143 9,555	0 0	622 395	284 969	758 641	7,807 11,560
Michael W. Bonsey	2007 2006	4,047 7,139	0 0	77 0	439 429	0 0	4,563 7,568
Gregory W. Dalton	2007 2006	4,632 7,442	350 0	0 385	110 98	0 0	5,092 7,925
Daniel A. Hurley III	2007 2006	5,262 7,788	0 0	0 0	1,046 548	0 0	6,308 8,336
Stephen M. Leackfeldt	2007 2006	4,446 7,048	0 0	155 0	785 586	0 0	5,386 7,634

1Includes applicable Medicare (1.45%) gross up amounts on the SERP benefits amounting to $2,960 for Mr. Murphy and $758 for Mr. Shencavitz

The Company provides non-cash perquisites that do not exceed $10,000 in the aggregate for any individual and are not included in the reported figures. Benefits not disclosed in the table above are of de minimus value such as incidental service fee waivers on deposit accounts, the purchase of traveler’s checks, or safe deposit rental fees.

NARRATIVE DISCUSSION AND ANALYSIS OF SUMMARY COMPENSATION TABLE

            The Committee believes the following information and discussion is useful to the reader in understanding the information set forth in the above Summary Compensation Table.

Chief Executive Officer Employment Agreement

            The Company has a written employment agreement (the "Employment Agreement") originally dated January 3, 2003, with Mr. Joseph M. Murphy, its Chief Executive Officer ("CEO"). On November 7, 2003, the Company amended its written employment agreement with Mr. Murphy in connection with adoption of the Company’s Supplemental Executive Retirement Program and Change of Control Agreement. The Employment Agreement provides for the payment of an annual base salary to the CEO of not less than $18,333.00 per month (an annualized rate of not less than $220,000.00 per annum). The Employment Agreement provides for a review of the CEO’s base salary not less than annually and may be adjusted at the Company’s sole discretion. The CEO is also eligible to participate in a performance compensation plan with goals and incentive payments to be approved by the Board annually. The Employment Agreement is for an initial term of two [2] years with provisions for automatic extensions of one [1] year each in the absence of notice from the Company of its intention not to extend the term of the Employment Agreement. The initial term of the Employment Agreement commenced on January 3, 2003, and continued through January 3, 2005, unless sooner terminated. Neither the Company nor the CEO has given notice of termination, and, therefore, the Employment Agreement has been extended by its terms through January 3, 2009. The Employment Agreement contains restrictions on competition by the CEO with the Company during the term of the Employment Agreement and for a period of one [1] year following the cessation of the CEO’s employment with the Company regardless of reason.

            Mr. Murphy’s Employment Agreement also provides, with limited exceptions, for a severance payment to the CEO in the event his employment is terminated within one [1] year prior to or following certain events defined to constitute a change in control of the Company. This severance payment resulting from a termination of

(Page 19)

employment (constructive termination) following a change in control is equal to two [2] times the CEO’s base annual salary, incentive compensation payments earned, and any accrued but unused vacation time. In addition, Mr. Murphy’s stock options and supplemental executive retirement benefits will vest in accordance with the terms of the plans under which they were granted and vest fully upon a change in control. In the event that Mr. Murphy becomes subject to an excise tax on payments made under his agreements and various benefit plans in connection with a change in control, he will be reimbursed for payment of such amounts upon such time as the assumptions and calculations have been prepared, reviewed, and confirmed by a nationally recognized accounting firm.

Both the Committee and the Board of Directors have reviewed and approved Mr. Murphy’s Employment Agreement and Change of Control Agreement.

Compensation of the Chief Executive Officer

            On an annual basis, the Committee reviews the existing compensation plan for the Company’s Chief Executive Officer, Joseph M. Murphy (the "CEO"). The Committee reviews this compensation plan in the context of the Company’s overall performance, the achievement of certain financial and non-financial goals and the judgment of the entire Board of Directors as to the quality of the CEO’s leadership. In addition, the Committee compares the CEO’s compensation to CEOs of the Company’s Peer Group and salary survey information for comparable positions. In making these comparisons, the Committee takes into account appropriate differences in the size, business model, and financial performance of the other banking institutions.

            In accordance with the CEO’s Employment Agreement with the Company, the Committee reviews the CEO’s base salary no less often than annually and may recommend an increase in his base salary to the Board of Directors at the Committee’s sole discretion. During 2007, at the request of CEO Murphy, no adjustment was made to his base salary. CEO Murphy requested the Compensation Committee distributed the budgeted pool of funds for 2007 base salary adjustments among the remaining eight senior management members.

            As further discussed below, the CEO participated in the two-tiered annual incentive cash compensation plan provided to all executive officers. During 2007, Mr. Murphy received a payment under each tier for a total of 12.50% of salary.

            During 2007, the Committee did not grant the CEO any additional stock options. The Committee believes the initial grant provided upon his hire in February 2002 was sufficient and reasonable to provide a potential reward for shareholder gains over the estimated term of his employment with the Company.

            The CEO is a member of the Board of Directors of the Company and its subsidiaries. He does not receive any director fees for participating in the activities of these Boards.

Other Change in Control, Confidentiality, and Non-competition Agreements

            The Company entered into Change in Control, Confidentiality, and Non-competition Agreements with the Company’s Executive Vice President and Chief Financial Officer, Mr. Gerald Shencavitz. This agreement provides Mr. Shencavitz with severance of both salary and benefits for a period of eighteen [18] months in the event of both a change of control of the Company and subsequent termination (or constructive termination) within twelve [12] months after a change of control, unless such termination was for cause. In addition, Mr. Shencavitz’s stock options and supplemental executive retirement benefits will vest in accordance with the terms of the plans under which they were granted and vest fully upon a change in control. In the event that Mr. Shencavitz becomes subject to an excise tax on payments made under his agreements and various benefit plans in connection with a change in control, he will be reimbursed for payment of such amounts upon such time as the assumptions and calculations have been prepared, reviewed, and confirmed by a nationally recognized accounting firm.

            The Company has also entered into Change in Control, Confidentiality, and Non-competition Agreements with Bar Harbor Trust Services President, Daniel A. Hurley III, and the Bank’s Senior Vice Presidents, Michael W. Bonsey and Gregory W. Dalton along with three other senior managers. Their agreements provide for severance of

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both salary and benefits for a period of twelve [12] months in the event of both a change of control of the Company and subsequent termination (or constructive termination) within twelve [12] months of a change of control, unless such termination was for cause.

            All of these agreements were entered into as part of a total compensation program to attract and/or retain qualified executives and not entered into in response to any effort known to the Board of Directors by any party or entity to acquire control of the Company.

Incentive Cash Compensation

            During 2007, named executive officers, Messrs. Murphy, Shencavitz, Bonsey, Dalton, Hurley, and Leackfeldt participated in an annual cash incentive compensation program with two tiers representing opportunities for incentive payments. The first tier provided for a payment equal to the corporate payout to the Company’s general employee population based on the final net income of the Company. The second tier provided for a pool of one-and a half times the percentage paid under the corporate program to be distributed equally among nine identified senior managers, including the named executive officers, or at the Board’s discretion based on performance, completion of strategic initiatives, and functional results. At the recommendation of the Compensation Committee, the Board approved each named executive to receive 5% of their 2007 earned base salary under the general corporate payout and 7.50% of their earned base salary under the second tier of the program.

Other Compensation and Benefits

            In addition to the foregoing, all executive officers of the Company are entitled to participate in certain group health, dental, and term life insurance benefits. In accordance with Company policy, all such benefits are generally available to employees of the Company and its subsidiaries.

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2007 Grants of Plan-Based Awards

The following table outlines the outstanding equity awards at fiscal year-end held by named executive officers

Name	Grant Date[1]	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards; Number of shares of Stock or units ($)	All other Option Awards; Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[6] ($)
		Thresh- old[2] ($)	Target ($)	Maxi- Mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Joseph M. Murphy	01/22/2007	19,383	0	0	0	0	0	0	0	0	0
Gerald Shencavitz	01/22/2007 01/23/2007 12/18/2007	11,501	0	0	0	0	0	0	2,400[3,5] 5,000[4,6]	33.00 31.50	5,334 4,469
Michael W. Bonsey	01/22/2007 01/23/2007	7,803	0	0	0	0	0	0	2,400[3,5]	33.00	5,334
Gregory W. Dalton	01/22/2007 01/23/2007	8,351	0	0	0	0	0	0	2,400[3,5]	33.00	5,334
Daniel A. Hurley III	01/22/2007 01/23/2007	9,488	0	0	0	0	0	0	2,400[3,5]	33.00	5,334
Stephen M. Leackfeldt	01/22/2007 01/23/2007	8,376	0	0	0	0	0	0	2,400[3,5]	33.00	5,334

1 The initial budget threshold for 2007 was voted by the Board of Directors in January, 2007. The payout formula to named executive officers was redefined in August, 2007 and amended again in November 2007 to the plan components described in this document and under which payments were made.

2 The 2007 plan had no Target or Maximum, as defined. The figures under the column titled "Threshold" represent the named executive officer’s 7.50 % payout triggered upon reaching the 2007 budgeted net income of $6,880,000. Please refer to Section (b) under Compensation Plan Components on page 14.

3 800 shares vest on January 23, 2008, January 23, 2009, and January 23, 2010

4 1,000 shares vest on December 18, 2008, December 18, 2009, December 18, 2010, December 18, 2011 and 1,000 on December 18, 2012

5 Closing price on January 23, 2007 was $32.79

6 Closing price on December 18, 2007 was $31.50

7 For a discussion of valuation assumptions, see Note 13 to the Company’s 2007 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007

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2007 Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable ($)	Number of Securities Underlying Unexercised Options Unexercisable ($)	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph M. Murphy	75,000	15,000[1]	0	16.05	2/25/2012	0	0	0	0
Gerald Shencavitz	3,284 5,000 4,000 0 0	2,142[2] 0 1,000 2,400 5,000	0 0 0 0 0	15.40 18.50 22.70 33.00 31.50	6/20/2011 8/20/2012 9/16/2013 1/23/2017 12/18/2017	0	0	0	0
Michael W. Bonsey	4,970 3,000 0	1,420[3] 0 2,400	0 0 0	15.40 18.50 33.00	6/20/2011 8/20/2012 1/23/2017	0	0	0	0
Gregory W. Dalton	4,205	1,420[4] 2,400	0 0	15.40 33.00	6/20/2011 1/23/2017	0	0	0	0
Daniel A. Hurley III	4,320	5,680[5] 2,400	0 0	27.00 33.00	9/21/2014 1/23/2017	0	0	0	0
Stephen M. Leackfeldt	4,445 2,400 0	1,420[6] 0 2,400	0 0 0	15.40 18.50 33.00	6/20/2011 8/20/2012 1/23/2017	0	0	0	0

1Joseph M. Murphy	15,000 vested on February 25, 2008
2Gerald Shencavitz

2,142 shares vest on June 20, 2008
1,000 shares vest on September 16, 2008
800 shares vested on January 23, 2008, 800 will vest on January 23, 2009 and January 23, 2010
1,000 shares will vest on December 18, 2008, December 18, 2009, December 18, 2010, December 18, 2011, and December 18, 2012

3Michael W. Bonsey	1,420 shares vest on June 20, 2008 800 shares vested on January 23, 2008, 800 will vest on January 23, 2009 and January 23, 2010
4Gregory W. Dalton	1,420 shares vest on June 20, 2008 800 shares vested on January 23, 2008, 800 will vest on January 23, 2009 and January 23, 2010
5Daniel A. Hurley III	1,420 shares vest on September 21, 2008, September 21, 2009, September 21, 2010, and September 21, 2011 800 shares vested on January 23, 2008, 800 will vest on January 23, 2009 and January 23, 2010
6Stephen M. Leackfeldt	1,420 shares vest on June 20, 2008 800 shares vested on January 23, 2008, 800 will vest on January 23, 2009 and January 23, 2010

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2007 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

(a)	(b)	(c)	(d)	(e)
Joseph M. Murphy	0	0	0	0
Gerald Shencavitz	3,142	50,534	0	0
Michael W. Bonsey	0	0	0	0
Gregory W. Dalton	1,100	16,625	0	0
Daniel A. Hurley III	0	0	0	0
Stephen M. Leackfeldt	2,305	35,858	0	0

Pension Benefits

The table below shows at December 31, 2007, the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Supplemental Executive Retirement Plan and using interest rate assumptions consistent with those used in Company financial statements. Additional information regarding the Supplemental Executive Retirement Plan benefits follows the table.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)
Joseph M. Murphy	Bar Harbor Bankshares Supplemental Executive Retirement Plan	6[1]	921,293	0
Gerald Shencavitz	Bar Harbor Bankshares Supplemental Executive Retirement Plan	6[1]	255,365	0
Michael W. Bonsey	N/A	0	0	0
Gregory W. Dalton	N/A	0	0	0
Daniel A. Hurley III	N/A	0	0	0
Stephen M. Leackfeldt	N/A	0	0	0

1Years of credited service are determined by the vesting schedule contained within the Plan and not years of employment with the Company.

(Page 24)

PENSION TABLE NARRATIVE

Supplemental Executive Retirement

The Company maintains a nonqualified, noncontributory, defined-benefit; supplemental executive retirement program (the "SERP") for certain highly compensated executive employees. Messrs. Murphy and Shencavitz were the only authorized participants (the "Participants") in the SERP as of December 31, 2007. Under the SERP the Participants are eligible to receive upon most termination events, disability, or death, an individually defined benefit payment based upon a predetermined vesting schedule. No plan benefits are payable to these individuals if they are terminated for cause as defined in the document.

Upon Normal Retirement Age, defined as age 68 for Mr. Murphy and age 65 for Mr. Shencavitz, monthly payments of $11,200 and $8,583, respectively will be paid under the SERP to the named executives (or their beneficiary) for a period of 240 months. There are also provisions under the SERP for reduced monthly payments in the event of an early retirement by any of these individuals. As of December 31, 2007, Messrs. Murphy and Shencavitz have vested monthly benefits of $6,457 and $1,768, respectively.

SERP benefits for both participants will fully vest upon a defined change of control of the Company.

Potential Payments upon Termination or Change in Control

            The Company has entered into change of control agreements and maintains certain benefit plans that require it to provide compensation to executive officers in the event of a termination of employment or a change in control. The tables below set forth the amount and types of compensation payable to each executive officer upon voluntary termination without good reason, involuntary termination without cause, voluntary termination for good reason, termination for cause, death, disability, retirement, or termination after a change in control. The amounts assume a hypothetical termination of employment effective as of December 31, 2007, and include estimates of the amounts, which would be paid to the executives in each specified circumstance. The actual amounts to be paid can only be determined at the time of an executive’s actual separation.

            Payments Made Upon Voluntary Termination Without Good Reason. Regardless of the manner in which named executive officers Messrs. Murphy, Shencavitz, Bonsey, Dalton, Hurley, or Leackfeldt may terminate their employment with the Company, they would be entitled to receive amounts earned during their term of employment pursuant to Company policies, programs, and benefit plans bulleted directly below.

  Salary earned through the date of termination
  Reimbursement of reasonable and necessary expenses incurred in connection with employment through the date of termination
  Any incentive earned but not yet paid for the fiscal year ending prior to the year of termination
  Earned but unused vacation pay if terminated prior to December 31 of any year
  All vested stock options
  Amounts contributed and vested under the Company 401(k) Plan

Messrs. Murphy and Shencavitz would be entitled to the payments and benefits above plus:

  Vested benefits through their date of termination payable under the Company’s SERP Plan

(Page 25)

            Payments Made Upon Involuntary Termination by Bar Harbor Bankshares Without Cause or by the Executive for Good Reason. Messrs. Murphy, Shencavitz, Bonsey, Dalton, Hurley, and Leackfeldt would be entitled to the payments and benefits below.

  Salary earned through the date of termination
  Reimbursement of reasonable and necessary expenses incurred in connection with employment through the date of termination
  Any incentive earned but not yet paid for the fiscal year ending prior to the year of termination
  Earned but unused vacation pay if terminated prior to December 31 of any year
  All vested stock options
  Amounts contributed and vested under the Company 401(k) Plan

Messrs. Murphy and Shencavitz would be entitled to the payments and benefits above plus:

  Vested benefit amounts payable under the Company’s SERP Plan

Mr. Murphy would also be entitled to the payments and benefits above plus:

  Lump sum payment of two times base salary
  All vested stock options would become exercisable
  Health and welfare benefits for 24 months

Mr. Murphy would also be entitled to the following payments and benefits in addition to those listed above if his termination occurs with the twelve month prior or twelve months following a change of control event

  All unvested SERP payments would become vested
  All unvested stock options would become vested

            Payments Made Upon a Termination for Cause. Messrs. Murphy, Shencavitz, Bonsey, Dalton, Hurley, and Leackfeldt would be entitled to the payments and benefits below:

  Salary earned through the date of termination
  Reimbursement of reasonable and necessary expenses incurred in connection with employment through the date of termination
  Earned but unused vacation pay if terminated prior to December 31 of any year
  Amounts contributed and vested under the Company’s 401(k) Plan
  All vested and unexercised stock options would be forfeited
  Any incentive earned but not yet paid for the fiscal year ending prior to the year of termination will be forfeited.

Messrs. Murphy and Shencavitz would be entitled to the payments and benefits above plus:

  All vested and unvested benefits under the Company’s SERP Plan would be forfeited

            Payments Made Upon Death or Disability. In the event of the death or disability of Messrs. Murphy, Shencavitz, Bonsey, Dalton, Hurley, and Leackfeldt each would be eligible to receive the following payments and benefits:

  Salary earned through the date of death or disability
  Reimbursement of reasonable and necessary expenses incurred in connection with employment through the date of death or disability
  Any incentive earned but not yet paid for the fiscal year ending prior to the year of death or disability
  Earned but unused vacation pay in the event of death or disability through date of event

(Page 26)

  All vested stock options would become exercisable by the executive, or in the case of death, by their estate
  Amounts contributed and vested under the Company 401(k) Plan
  Life insurance proceeds and/or disability payments under the Company’s general benefit plans are paid to the executive or their beneficiary by a third party insurance provider

Messrs. Murphy and Shencavitz would be entitled to the payments and benefits above plus:

  Vested benefit amounts, as of the date of disability, would be payable under the Company’s SERP Plan
  Fully vested benefit amount would be payable under the Company’s SERP Plan to their beneficiary or estate in the event of death

            Payments Made Upon Retirement. Messrs. Murphy, Shencavitz, Bonsey, Dalton, Hurley, and Leackfeldt would be eligible for the following payments and benefits:

  Salary earned through the date of retirement
  Reimbursement of reasonable and necessary expenses incurred in connection with employment through the date of retirement
  Any incentive earned but not yet paid for the fiscal year ending prior to the year retirement
  Earned but unused vacation pay as of retirement date
  All vested stock options would be available for exercise
  Amounts contributed and vested under the Company 401(k) Plan

In addition, Messrs. Murphy and Shencavitz would be eligible for:

  Vested benefit amounts payable under the Company’s SERP Plan

            Payments and Benefits Due Upon a Change in Control. Messrs. Murphy, Shencavitz, Bonsey, Dalton, Hurley, and Leackfeldt would be eligible for the following payments and benefits:

  Salary earned through the date of termination
  Reimbursement of reasonable and necessary expenses incurred in connection with employment through the date of termination
  Any incentive earned but not yet paid for the fiscal year ending prior to the year in which the change of control occurs
  Earned but unused vacation pay as of termination date
  All vested stock options along with unvested options would be available for exercise
  Amounts contributed and vested under the Company’s 401(k) Plan

Messrs. Bonsey, Dalton and Hurley would be eligible for:

  Twelve months of base salary and specified benefits if terminated as a result of the change of control

Messrs. Murphy and Shencavitz would be eligible for:

  Fully vested benefit amounts payable under the Company’s SERP Plan

In addition, Messrs. Murphy and Shencavitz would be eligible for:

  Severance of base salary and specified benefits of twenty-four months for Mr. Murphy and eighteen months for Mr. Shencavitz upon a termination (or constructive termination) within defined time limits detailed within their agreements and tax gross up payments, if applicable

(Page 27)

The following table describes the potential payments to Joseph M. Murphy, President and Chief Executive Officer, upon an assumed termination of employment or change in control as of December 31, 2007.
Payments and Benefits	Voluntary Dermination Without Good Reason ($)	Involuntary Termination Without Cause ($)	Voluntary Termination For Good Cause ($)	Termination for Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Retirement ($)	Termination After a Change in Control ($)
Cash Services Note A	0	516,880	516,880	0	0	0	0	516,880
Pro Rata Bonus/Incentive Note B	21,967	21,967	21,967	0	21,967	21,967	21,967	21,967
Vested Stock Options/SARs Note C	1,151,250	1,151,250[1]	1,151,250[1]	0	1,151,250	1,151,250	1,151,250	1,151,250
Accelerated Stock Options/SARs Note C	0	0	0	0	0	0	0	230,250
Health Care Benefits Note D	0	0[1]	0[1]	0	0	0	0	21,835
Vested Pension Benefits Note E	1,549,680	1,549,680[2]	1,549,680[2]	0	1,549,680	1,549,680	1,549,680	1,549,680
Accelerated Pension Benefits Note E	0	0	0	0	1,138,320	0	0	1,138,320
Nonqualified Deferred Compensation Note F	0	0	0	0	0	0	0	0
Life Insurance Proceeds/ Disability Benefits Note G	0	0	0	0	500,000	155,064	0	0
Other Perquisites Note H	0	0	0	0	0	0	0	0
Tax Gross-Up Note I	0	0	0	0	0	0	0	1,699,548
Total	2,722,897	3,239,777	3,239,777	0	4,361,217	2,877,961	2,722,897	6,329,730

1In the event Mr. Murphy was terminated involuntarily within a time period of one year prior to or one year following a change of control event, his remaining unvested options would fully vest and this number would be $1,381,500. Mr. Murphy would also receive $21,835 in benefit continuation funds.

2 If Mr. Murphy terminates his employment on or after his Early Retirement Date and prior to his Normal Retirement Date and within three years after a Change in Control, and if he terminates employment for Good Reason or is terminated Without Cause, then the amount of his SERP benefit would accelerate to his full vested benefit of $2,688,000.

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(Page 28)

The following table describes the potential payments to Gerald Shencavitz, Executive Vice President, Chief Financial Officer and Treasurer of Bar Harbor Bankshares and Executive Vice President, Chief Financial Officer, and Chief Operating Officer of Bar Harbor Bank & Trust, upon an assumed termination of employment or change in control as of December 31, 2007.

Payments and Benefits	Voluntary Termination Without Good Reason ($)	Involuntary Termination Without Cause ($)	Voluntary Termination For Good Cause ($)	Termination for Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Retirement ($)	Termination After a Change in Control ($)
Cash Services Note A	0	0[1]	0[1]	0	0	0	0	261,000
Pro Rata Bonus/Incentive Note B	13,035	13,035	13,035	0	13,035	13,035	13,035	13,035
Vested Stock Options/SARs Note C	151,844	151,844[1]	151,844[1]	0	151,844	151,844	151,844	151,884
Accelerated Stock Options/SARs Note C	0	0	0	0	0	0	0	40,972
Health Care Benefits Note D	0	0[1]	0[1]	0	0	0	0	15,899
Vested Pension Benefits Note E	424,320	424,320[2]	424,320[2]	0	424,320	424,320	424,320	424,320
Accelerated Pension Benefits Note E	0	0	0	0	1,635,600	0	0	1,635,600
Nonqualified Deferred Compensation Note F	0	0	0	0	0	0	0	0
Life Insurance Proceeds/ Disability Benefits Note G	0	0	0	0	175,000	105,000	0	0
Other Perquisites Note H	0	0	0	0	0	0	0	0
Tax Gross-Up Note I	0	0	0	0	0	0	0	1,226,590
Total	589,199	589,199	589,199	0	2,399,799	694,199	589,199	3,617,416

1In the event Mr. Shencavitz was terminated involuntarily within a time period of one year priot to or one year following a change of control event, his remaining unvested options would fully vest and this number would by $192,856. He would also receive $261,000 in base salary and $15,899 in benefit continuation funds.

2 If Mr. Shencavitz terminates his employment on or after his Early Retirement Date and prior to his Normal Retirement Date and within three years after a Change in Control, and if he terminates employment for Good Reason or is terminated Without Cause, then the amount of his SERP benefit shall accelerate to his full vested benefit and this figure would be  $2,059,920.

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(Page 28)

The following table describes the potential payments to Michael W. Bonsey, Senior Vice President, Credit Administration of Bar Harbor Bank & Trust, upon an assumed termination of employment or change in control as of December 31, 2007.

Payments and Benefits	Voluntary Termination Without Good Reason ($)	Involuntary Termination Without Cause ($)	Voluntary Termination For Good Cause ($)	Termination for Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Retirement ($)	Termination After a Change in Control ($)
Cash Services Note A	0	0	0	0	0	0	0	104,038
Pro Rata Bonus/Incentive Note B	8,843	8,843	8,843	0	8,843	8,843	8,843	8,843
Vested Stock Options/SARs Note C	118,220	118,220	118,220	0	118,220	118.220	118,220	118,220
Accelerated Stock Options/SARs Note	0	0	0	0	0	0	0	22,720
Health Care Benefits Note D	0	0	0	0	0	0	0	11,189
Pension Benefits Note E	0	0	0	0	0	0	0	0
Nonqualified Deferred Compensation Note F	0	0	0	0	0	0	0	0
Life Insurance Proceeds/ Disability Benefits Note G	0	0	0	0	208,076	62,423	0	0
Other Perquisites Note H	0	0	0	0	0	0	0	0
Tax Gross-Up Note I	0	0	0	0	0	0	0	0
Total	127,063	127,063	127,063	0	335,139	189,486	127,063	265,010

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(Page 30)

The following table describes the potential payments to Gregory W. Dalton, Senior Vice President, Business Banking of Bar Harbor Bank & Trust, upon an assumed termination of employment or change in control as of December 31, 2007.

Payments and Benefits	Voluntary Termination Without Good Reason ($)	Involuntary Termination Without Cause ($)	Voluntary Termination For Good Cause ($)	Termination for Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Retirement ($)	Termination After a Change in Control ($)
Cash Services Note A	0	0	0	0	0	0	0	117,106
Pro Rata Bonus/Incentive Note B	9,464	9,464	9,464	0	9,464	9,464	9,464	9,464
Stock Options/SARs Note C	67,280	67,280	67,280	0	67,280	67,280	67,280	67,280
Accelerated Stock Options/SARs Note	0	0	0	0	0	0	0	22,720
Health Care Benefits Note D	0	0	0	0	0	0	0	10,963
Pension Benefits Note E	0	0	0	0	0	0	0	0
Nonqualified Deferred Compensation Note F	0	0	0	0	0	0	0	0
Life Insurance Proceeds/ Disability Benefits Note G	0	0	0	0	117,106	70,264	0	0
Other Perquisites Note H	0	0	0	0	0	0	0	0
Tax Gross-Up Note I	0	0	0	0	0	0	0	0
Total	76,744	76,744	76,744	0	193,850	147,008	76,744	227,533

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(Page 31)

The following table describes the potential payments to Daniel A. Hurley III, President of Bar Harbor Trust Services and Senior Vice President of Bar Harbor Bank & Trust, upon an assumed termination of employment or change in control as of December 31, 2007.

Payments and Benefits	Voluntary Termination Without Good Reason ($)	Involuntary Termination Without Cause ($)	Voluntary Termination For Good Cause ($)	Termination for Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Retirement ($)	Termination After a Change in Control ($)
Cash Services Note A	0	0	0	0	0	0	0	126,500
Pro Rata Bonus/Incentive Note B	10,753	10,753	10,753	0	10,753	10,753	10,753	10,753
Stock Options/SARs Note C	19,008	19,008	19,008	0	19,008	19,008	19,008	19,008
Accelerated Stock Options/SARs Note	0	0	0	0	0	0	0	24,992
Health Care Benefits Note D	0	0	0	0	0	0	0	5,104
Pension Benefits Note E	0	0	0	0	0	0	0	0
Nonqualified Deferred Compensation Note F	0	0	0	0	0	0	0	0
Life Insurance Proceeds/ Disability Benefits Note G	0	0	0	0	253,000	75,900	0	0
Other Perquisites Note H	0	0	0	0	0	0	0	0
Tax Gross-Up Note I	0	0	0	0	0	0	0	0
Total	29,761	29,761	29,761	0	282,761	105,661	29,761	186,357

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(Page 32)

The following table describes the potential payments to Stephen M. Leackfeldt, Senior Vice President, Retail Banking of Bar Harbor Bank & Trust, upon an assumed termination of employment or change in control as of December 31, 2007.

Payments and Benefits	Voluntary Termination Without Good Reason ($)	Involuntary Termination Without Cause ($)	Voluntary Termination For Good Cause ($)	Termination for Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Retirement ($)	Termination After a Change in Control ($)
Cash Services Note A	0	0	0	0	0	0	0	0
Pro Rata Bonus/Incentive Note B	9,493	9,493	9,493	0	9,493	9,493	9,493	9,493
Vested Stock Options/SARs Note C	102,080	102,080	102,080	0	102,080	102,080	102,080	102,080
Accelerated Stock Options/SARs Note	0	0	0	0	0	0	0	22,720
Health Care Benefits Note D	0	0	0	0	0	0	0	0
Pension Benefits Note E	0	0	0	0	0	0	0	0
Nonqualified Deferred Compensation Note F	0	0	0	0	0	0	0	0
Life Insurance Proceeds/ Disability Benefits Note G	0	0	0	0	223,360	67,008	0	0
Other Perquisites Note H	0	0	0	0	0	0	0	0
Tax Gross-Up Note I	0	0	0	0	0	0	0	0
Total	111,573	111,573	111,573	0	334,933	178,581	111,573	134,293

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(Page 33)

Notes

A

Cash Severance. Twenty-four months of severance would have been payable to Mr. Murphy if his employment was terminated by Bar Harbor Bankshares for any reason other than cause, death, disability, or retirement as defined in his written Employment Agreement. Severance payable to all other executives represents a payment due upon a hypothetical change of control event and their subsequent termination under the terms of their agreements. Payments disclosed represent twelve months of salary for Bonsey, Dalton, and Hurley and eighteen months for Shencavitz. Mr. Leackfeldt has not entered into a change of control agreement with the Company so no severance would be due him.

B

Pro Rata Bonus. Bonuses/Incentive amounts earned in 2007 were paid in three installments. The amount disclosed above represents the amounts due, but not yet paid, to each executive on December 31, 2007. These amounts were paid in 2008. The full amount of incentive payments earned for the fiscal year 2007 has been disclosed in the "Summary Compensation Table for 2007" on page 17 of this Proxy statement.

C

Stock Options/SARs. The price per share of Bar Harbor Bankshares common stock on December 31, 2007, was $31.40, representing the closing per share price on the AMEX exchange for that date. Murphy would have been entitled to exercise vested options under all categories listed except Cause.   If Mr. Murphy or Mr. Shencavitz were terminated involuntarily and without cause within one year prior to or following a change of control event, their  unvested stock options would  become fully vested. Bonsey, Dalton, Hurley, and Leackfeldt, would have been entitled to all vested options as of December 31, 2007, except in the event of a change of control whereby all unvested options would have fully vested. Disclosed amounts would have been realized if the executive actually exercised the vested options in the manner provided for by the Company’s stock option plan and award agreement at the December 31, 2007, market price. In the event of a termination of employment, the executive (or the executive’s estate in the event of death) would have had the right to exercise vested stock options for a set period specified under the plan document. All executives would have forfeited the right to exercise vested or unvested options if they had been released for cause.

D

Health Insurance. The amount disclosed represents the cost of continued health, life, and disability coverage for a period of twenty-four months for Murphy, eighteen months for Shencavitz, and twelve months for Bonsey, Dalton and Hurley as provided in their respective agreements. Leackfeldt is not eligible for this continued benefit.

E

Pension Benefits/SERP. Amounts disclosed represent vested amounts as of December 31, 2007, payable to Murphy and Shencavitz (or their beneficiary/estate) over the twenty-year benefit period provided for under the Company’s plan document. Amounts disclosed under Involuntary Without Cause and Voluntary With Good Reason for Murphy and Shencavitz as well as under Change of Control for both represent their vested benefits under the program to be paid over the same 20-year period. See footnote 2 for exceptions.  Amounts disclosed do not reflect vested balances for each executive as part of the Company-sponsored 401(k) plan under which participation is generally available to all employees. The Company carries term life insurance policies on Murphy and Shencavitz in the amounts of $1,350,000 and $1,200,000, respectively, to help defray costs of these pension benefits should either die while employed by the Company, but prior to full vesting of these benefits.

F	Nonqualified Deferred Compensation Plan. No named executive participated under a Nonqualified Deferred Compensation Plan as of December 31, 2007.

G

Life Insurance Proceeds/Disability Benefits. Amounts represent benefits payable by a third party insurer (UNUM) to the designated executives or their beneficiaries under Company-sponsored life and disability programs. These life and disability insurance programs were generally available to all employees of the Company. The Disability amount quoted is representative of a 12 month, full disability paid benefit. Total benefits due would be dependent upon the severity and length of a disability.

H	Other Perquisites. Not applicable to Bar Harbor Bankshares.

I

Tax Gross Ups. In the event of the hypothetical change of control of Bar Harbor Bankshares on December 31, 2007, and the subsequent termination (or constructive termination) as detailed in their individual change of control agreements, and Murphy and Shencavitz were subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an additional payment would be made to restore them to the after-tax position they would have been in if the excise tax had not been imposed and such excess parachute payments exceeded 110% of three times the executive’s "base amount," as defined in Section 280G of the internal Revenue Code. In the event this 110% threshold is not met, the excess parachute payments will be reduced so they do not exceed three times the executive’s base amount. Amounts paid under this Gross Up provision are not tax deductible by the Company or any successor company.

(Page 34)

DIRECTOR COMPENSATION

            Directors of the Company, Bar Harbor Bank & Trust, and Bar Harbor Trust Services were paid by a combination of fees for meetings attended supplemented by quarterly stipends. A fee of $500 was paid to board members for each meeting of the Company and its subsidiary boards attended and each committee meeting attended. Members of the Board received $500 when the Company and the Bank held joint meetings. The fee paid for attendance at the Company’s Annual Meeting was also $500 per member. Audit Committee members received $600 for each Audit Committee meeting they attended. In addition, each director, with the exception of the Chairman of the Board and the Chairman of the Audit Committee, received a quarterly stipend of $1,000. The Board Chairperson received a quarterly stipend of $2,500 and the Audit Chairperson received a $1,500 stipend per quarter.
	Meeting Fees ($)	Quarterly Retainer ($)
Chairman of the Board		2,500
Chairman of the Audit Committee		1,500
All other Directors		1,000
Audit Committee Attendance	600
All other meetings, including Annual Meeting	500

Meetings of the Board of Directors of the Company are held monthly. Director Murphy, who also serves as an officer of the Company, does not receive directors’ fees.

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(Page 35)

2007 Director Compensation Table

The following table details the total compensation paid to all directors from Bar Harbor Bankshares, Bar Harbor Bank & Trust, and Bar Harbor Trust Services during the 2007 fiscal year.
	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Thomas A. Colwell	26,000	0	0	0	0	0	26,000
Robert C. Carter	15,500	0	0	0	0	0	15,500
Jacquelyn S. Dearborn	20,000	0	0	0	0	0	20,000
Peter Dodge	21,500	0	0	0	0	0	21,500
Martha T. Dudman	19,900	0	0	0	0	0	19,900
Lauri E. Fernald	18,900	0	0	0	0	0	18,900
Gregg S. Hannah	18,900	0	0	0	0	0	18,900
Clyde S. Lewis	16,500	0	0	0	0	0	16,500
Joseph M. Murphy	0	0	0	0	0	0	0
Robert M. Phillips	22,500	0	0	0	0	0	22,500
Constance C. Shea	23,000	0	0	0	0	0	23,000
Kenneth E. Smith	25,400[1]	0	0	0	0	0	25,400
Scott C. Toothaker	20,300	0	0	0	0	0	20,300
David B. Woodside	18,900	0	0	0	0	0	18,900

1Director, Kenneth E. Smith deferred a portion of his compensation under a Non Qualified Deferred Compensation arrangement. This deferred arrangement is funded entirely by the director and the funds are invested and remain in the name of the Company until the director withdraws them upon his resignation, retirement, or termination from Board membership. Director Smith assumes the investment risk on these funds and holds the status of an unsecured creditor of the Company for the payment of these deferred fees at a future date.

Compensation Committee Interlocks and Insider Participation

            The Compensation and Human Resources Committee is comprised of Company directors Phillips, Dearborn, Dodge, Fernald, and Shea. None of the Company executive officers serve as a member of a compensation committee of any other company that has an executive officer serving as a member of the Company’s Board of Directors. None of the executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Committee.

(Page 36)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

            The Company has entered into a long-term lease for its new Bank branch located in Somesville, Maine, effective February 1, 2006 (the "Somesville Lease"). The Somesville Lease has an initial term of five years and five months. During the first year of the Somesville Lease term, the base rent was Sixty Thousand Dollars ($60,000.00), pro-rated for any partial lease year. During each subsequent lease year the base rent is increased using a formula tied to certain changes in the consumer price index. During 2007, the lease payments totaled $61,380. In addition to base rent, the Bank is responsible to pay as "additional rent" certain defined real estate taxes as well as certain operating expenses, and other costs, charges, and expenses associated with the premises. The "Landlord" under the Somesville Lease is A. C. Fernald Sons Inc., a Maine corporation. Mr. Robert Fernald of Mount Desert, Maine, is a shareholder, director, and officer of A. C. Fernald Sons Inc. and is the father of Company director Lauri E. Fernald. Lauri E. Fernald does not own any stock or hold any corporate office or other position with A. C. Fernald Sons Inc. and has no direct or indirect interest in the Somesville Lease other than her familial relationship with Mr. Robert Fernald.

Except as set forth above and with regard to "Indebtedness of Management" described below, none of the director- nominees or named executive officers of the Company or of any of its subsidiaries engaged during 2007 in any transaction with the Company or any of its subsidiaries, in which the amount involved exceeded $120,000.

The Company administers related party transactions (if any) under its Related Party Transaction Policy, which policy addresses compliance to AMEX Company Rule 120. This policy provides for Board Audit Committee oversight of related party transactions that exceed a de minimus lifetime income statement impact of $25,000 (except for loan transactions, which for the Company and its subsidiaries are administered pursuant to Federal Regulation O, as described more fully below). Any transactions that qualify under this policy are reviewed by the Board Audit Committee (or another acceptable Board committee, or the full Board of Directors) for approval prior to being contractually bound by the Company. Other than the lease disclosed and described herein, and loans offered in the ordinary course of business and approved by the Bar Harbor Bank & Trust Board of Directors, the Company had no related party transactions. The Related Party Transaction Policy is approved annually by the Board of Directors and administered by management of the Bank.

Indebtedness of Management

            The Company’s wholly owned subsidiary, Bar Harbor Bank & Trust (the "Bank"), offers to its directors, officers, principal Shareholders and employees, and to businesses owned and/or controlled by those persons (collectively "insiders"), commercial and consumer loans in the ordinary course of its business.

All loans made by the Company and its subsidiaries to insiders are regulated by the Company’s federal and state regulators under federal Regulation O ("Reg. O"). "Reg. O" sets forth various practices and reporting requirements for loans to insiders. In addition, the Sarbanes-Oxley Act of 2002 permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available to such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by the issuer.

All loans extended by the Bank to insiders comply with Reg. O, the Sarbanes-Oxley Act of 2002, and AMEX Company Rule 120. They are offered under the same terms and conditions available to non-insiders, including but not limited to those terms and conditions related to the requirements for approval, the interest rates charged, the required repayment terms, and the required collateral, except that the Bank waives certain fees for all employees and directors when applying for consumer residential first mortgage loans secured by the related party’s primary residence. Further, the Bank may, from time to time at the discretion of management, provide interest rate discounts, fee waivers or other pricing inducements to qualified employees and directors when doing so accomplishes or furthers an objective of the Bank and/or the Company. No such programs are made available only to insiders. The terms and conditions of all loans, including those to insiders, and the process by which they are approved, is fully documented in the Bank’s written Loan Policy. The Policy is approved annually by the Board of Directors and administered by management of the Bank. Loans to insiders may not contain a higher level of risk, nor be offered

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with terms and conditions more favorable, than loans to non-insiders with equivalent financial profiles (except for the favorable pricing programs previously described).

We believe that all extensions of credit to Company insiders and executive officers satisfy the foregoing conditions.

No such transactions have involved more than normal risk of collectibility or presented other unfavorable features and no loans outstanding to directors, officers, principal Shareholders, or their associates in an amount in excess of $120,000 are non-accruing or past due or otherwise considered to be potential problem loans.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

            The Company’s Audit Committee has approved the appointment of KPMG LLP as the Company’s principal independent registered public accountant for the fiscal year ending December 31, 2008.

The reports of KPMG LLP on the Company’s consolidated financial statements as of December 31, 2007, and 2006 and for the years in the three-year period ending on December 31, 2007, and on internal control over financial reporting as of December 31, 2007 and 2006, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

We anticipate a representative from KPMG LLP will be present and available to respond to questions or make a statement(s) at the Meeting.

Audit Fees

The following table summarizes KPMG LLP’s audit fees for 2007 and 2006 respectively:

Service	2007 ($)	2006 ($)
Audit Fees	367,000	362,750
Audit Related Fees	26,450	15,000
Tax Fees	0	0
All Other Fees	0	0
TOTAL	393,450	377,750
  Audit Fees. The aggregate fees billed for professional service rendered by the principal accountants KPMG LLP, for the audit of the Company’s annual financial statements and internal control over financial reporting, and review of the financial statements included in the Company’s Forms 10-Q for the years ended December 31, 2007, and 2006 were $367,000 and $362,750 respectively.
  Audit Related Fees. The aggregate fees billed for assurance and related services rendered by KPMG LLP related to the performance of the audit or review of the Company’s financial statements in the years ended December 31, 2007, and 2006 were $26,450 and $15,000 respectively. These services were related to an employee benefit plan audit.
  Tax Fees. The aggregate fees billed for professional service rendered by KPMG LLP for tax compliance, tax advice and tax planning in the years ended December 31, 2007, and 2006, were $0. The nature of the services comprising the fees disclosed under this category is preparation of federal tax returns and tax planning.
  All Other Fees. No services or charges were applicable to this category the years ended December 31, 2007, and 2006.

The Audit Committee’s pre-approval policies and procedures require the Audit Committee Chair to pre-approve all audits and non-audit services, and report such pre-approvals to the Audit Committee at its next regularly scheduled meeting.

No services were rendered for financial information systems design and implementation or internal audit.

The Company’s Audit Committee has considered the compatibility of the non-audit services furnished by the Company’s auditing firm with the firm’s need to be independent.

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OTHER MATTERS

Financial Statements

            A copy of the Company’s Annual Report is being provided to each shareholder with this Proxy Statement.

THE COMPANY IS ALSO INCLUDING A COPY OF THE ANNUAL REPORT BY THE COMPANY TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FOR THE LAST FISCAL YEAR IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. UPON WRITTEN REQUEST, SHAREHOLDERS MAY ALSO OBTAIN THE MOST RECENT ANNUAL DISCLOSURE STATEMENT THAT CONTAINS FINANCIAL INFORMATION COVERING THE LAST TWO YEARS.

Any request for a copy of the Annual Disclosure Statement must contain a representation that the person making the request was a beneficial owner of Common Stock on March 24, 2008, which is the record date for this proxy solicitation. Requests should be addressed to: Marsha C. Sawyer, Clerk, Bar Harbor Bankshares, 82 Main Street, Bar Harbor, ME 04609.

Nominations by Shareholders

            The Company Bylaws provide that the Company will consider nominees for election to the Board of Directors recommended by Shareholders if made in the same manner provided for under the Company Bylaws with regard to typical Shareholder proposals. These procedures require in part that the shareholder submit the proposed nomination in writing to Marsha C. Sawyer, Clerk, Bar Harbor Bankshares, 82 Main Street, Bar Harbor, ME 04609, no less than 120 days prior to the anniversary date of the immediately preceding Annual Meeting or the date on which the next Annual Meeting is scheduled to occur (provided that notice of such date has been provided to the shareholders or has been publicly announced), whichever date is later. Any such notice shall set forth the reasons for considering such nominee, the name and address of the shareholder proposing the nominee, the number of shares of the Company’s capital stock beneficially owned by such shareholder and any material interest of the shareholder in the matter proposed to be brought before the Annual Meeting. If the Governance Committee determines that any shareholder proposal (including a nomination for election of a director) was not made in a timely fashion or that information provided in the notice does not fulfill the information requirements set forth above in any material respects, such proposal shall not be presented for action at the Annual Meeting for which it is proposed. If a shareholder should propose a candidate, we anticipate that the Governance Committee would evaluate that candidate on the basis of the criteria noted above.

Shareholder Proposals

            Shareholders may submit proposals for consideration at the 2009 Annual Meeting, which presently is scheduled for May 19, 2009. In order to be included in the Company’s Proxy Statement and Form of Proxy relating to that meeting, such proposals must be received by the Company no later than December 8, 2008, which is 120 days in advance of the proposed mailing date of next year’s proxy materials. Proposals should be addressed to Marsha C. Sawyer, Clerk, Bar Harbor Bankshares, 82 Main Street, Bar Harbor, ME 04609.

Communication with Board of Directors

            The Board of Directors does not have a formal process for shareholders to send communications to the Board. In view of the infrequency of dhareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. Written communications addressed to the Board of Directors received by the Company from shareholders will be shared with the full Board of Directors no later than the next regularly scheduled Board meeting.

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Code of Ethics

            The Company Board of Directors has adopted a Code of Ethics that applies to all employees, officers, and directors. The Code covers compliance with law; fair and honest dealings with the Company, with competitors, and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. Shareholders can review the Code of Ethics on the website located at www.BHBT.com.

Other Business

            As of the date of this Proxy Statement, the Company’s Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other business, matter, or proposal shall properly come before the Annual Meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the Company’s Board of Directors.

By Order of the Board of Directors

/s/Marsha C. Sawyer

Marsha C. Sawyer, Clerk

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APPENDIX A

REPORT OF THE AUDIT COMMITTEE

March 13, 2008

To the Board of Directors of Bar Harbor Bankshares:

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2007.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, "Independence Discussions with Audit Committees," as amended, by the Independence Standards Board, and has discussed with the independent accountant the independent accountant’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Each of the members of the Audit Committee is independent as defined under the listing standards of the American Stock Exchange as of December 31, 2007.

The Board of Directors has determined that the Company has at least one "audit committee financial expert" serving on its Audit Committee. Mr. Scott G. Toothaker, CPA, meets the criteria for an "audit committee financial expert" and is "independent" within the meaning of the rules adopted by the American Stock Exchange pursuant to the Sarbanes-Oxley Act of 2002.

Scott G. Toothaker, Chair
Martha T. Dudman
Lauri E. Fernald
Gregg S. Hannah
Kenneth E. Smith
David B. Woodside